United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                         Commission File Number 0-13167

                                TM Century, Inc.
             (Exact name of registrant as specified in its charter)

                     2002 Academy, Dallas, Texas 75234-9220
                                  972-406-6800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock ($.01 par value)
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [_]                           Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)    [X]                           Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)     [_]                           Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)    [_]                           Rule 12h-3(b)(2)(ii)   [_]
                                                      Rule 15d-6             [_]

Approximate  number of holders of record as of the certification or notice date:
397
---

Pursuant to the requirements of the Securities Exchange Act of 1934, TM Century, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 30, 2003       By: /s/  David Graupner
                                 ---------------------
                                 David Graupner
                                 President, Chief Executive Officer and Director